Exhibit 10.2

Mr. Dan Ferris

Virtus Oil and Gas

1517 San Jacinto St

Houston, TX 77002

Re: Letter Agreement

Third Party Iron County, Utah acreage

Mr. Ferris,

This Letter Agreement (the "Agreement"), sets forth our mutual agreement regarding the sale to Virtus Oil and Gas ("VOG") the working interest in leases owned by Tom Johnson and Bill Berryman ("TJBB") in Iron County, Utah, hereinafter referred to as the "Third Party Acreage" This is approximately 18,690.50 acres and is delivered to VOG with an 80% NRI and a 87.5% working interest. TJBB will retain 12.5% of the Working Interest, and its 12.5% working interest will be carried though the drilling and completion of the initial well drilled on its acreage in Iron County, Utah. Thereafter TJBB will be "heads up" on its participation and subsequent operations covered as described below in paragraph IV.

WHEREAS, VOG is agreeing to provide $168,215 as a non-refundable acquisition cost payable in the following manner:

I. The first payment of $43,000, is due within 10 days after the signing of this Agreement, by the Parties to this Letter Agreement.

II. The Second payment of $50,215, is payable 55 days after the signing of this Letter Agreement.

Ill. The last payment. the Third payment of $75,000 is payable within 145 days of signing of this Letter Agreement.

IV. An AAPL FORM 610-1989 Model Operating Agreement will be signed.

This agreement will have a 100 and 300 percent non-consent penalty for tangibles and intangibles. The terms of our agreement with respect to the Iron County Prospect interest are as follows:

1.0. VOG agrees to pay $168,215 to TJBB for 87.5% of it's working interest in approximately 18,690.50 net acres in the area as set forth in "Exhibit A- Iron County Leases. Iron County. Utah," attached hereto and hereinafter referred to as Exhibit A and such non-refundable payment of $168,215 to TJBB shall be made as described above and upon final payment, TJBB shall immediately assign the working interest in the subject leases in Exhibit A to VOG. The leases in Exhibit A are delivered with an 80% NRI (Net Revenue Interest).

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1.2 Failure of VOG to drill an initial well in the Parowan Project Area ("Exhibit C - Map-Parowan Project Area") on or before September, 2015 shall result in VOG forfeiting all rights to any interest contained in Exhibits A. and TJBB shall retain the $168, 215.

1.3 TJBB shall administer and maintain the lease rental payments as shown in Exhibit A and shall invoice VOG for TJBB's proportionate share of lease rental payments.

1.4 TJBB shall notify VOG ninety (90) days prior to the lease rental due date of the leases subject to this Letter Agreement in Exhibit A , and VOG shall have thirty (30) days to respond to TJBB as to whether VOG agrees to pay such lease rentals, see Exhibit A. Failure to pay said lease rentals will result in loss of VOG's right, title and interest to all such lease(s), where lease rentals were not paid.

1.5 VOG shall be the operator of the subject leases in this Agreement. An Initial Test Well, a 12.000 foot test of the Jurassic-Navajo, Permian Kaibab, is anticipated to be drilled in the Parowan Project Area no later than June, 2015.

2.0 Time is of the essence for this Agreement. All of the terms, covenants. conditions and provisions hereof shall inure to, be available to and binding upon the parties hereto, their respective heirs, executors, administrators, assigns and successors. It is not the purpose or int ention of this agreement to create, nor shall the same be considered as creating any partnership, commercial venture, or other usual partnership relation, including joint and collective liability.

3.0 All notices or communications required or permitted under this Agreement shall be in writing and any notices, communications or delivery hereunder shall be deemed to have been fully made if hand delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

To: Virtus Oil & Gas

1517 San Jacinto Street

Houston, TX 77002

Attn: Mr. Dan Ferris

To: Tom Johnson

14252 E. Saratoga Place

Aurora, CO 80015

Attn: Mr. Tom Johnson

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To: Bill Berryman

11488 W. Radcliffe Drive

Littleton, CO 80127

Attn: Mr. Bill Berryman

4.0 This Agreement shall be governed by the laws of the State of Colorado, without regard to rules regarding conflicts of laws; and the parties agree that proper venue for any disputes rising hereunder shall be in Federal or State courts located in the State of Colorado.

5.0 The waiver or failure of either party to enforce any provision of this Agreement shall not be construed or considered to be a waiver of any further breach of such provision or of any other provisions of this Agreement.

Please acknowledge your acceptance of this Agreement by signing this Agreement in the place provided below and returning one fully executed original to TJBB.

/s/ Tom Johnson

Tom Johnson     May 7th, 2014

/s/ Bill Berryman

Bill Berryman     May 7th, 2014

/s/ Dan Ferris

Dan Ferris / Virtus Oil and Gas     May 7th, 2014